Exhibit 99.(h)(4)

AMENDMENT NO. 1 TO

MASTER SERVICES AGREEMENT

This Amendment No. 1, dated as of January 17, 2008, to the Master Services Agreement (the “Agreement”) dated as of the 27th day of May, 2005, by and between CITI FUNDS SERVICES OHIO, INC. (“Citi”), formerly known as BISYS Fund Services Ohio, Inc. (“BISYS”), an Ohio corporation having a place of business at 3435 Stelzer Road, Columbus, Ohio 43219 and THE NEEDHAM FUNDS, INC., a Maryland corporation (the “Company”), having a place of business at 445 Park Avenue, New York, NY 10022.

WHEREAS, Citi and the Company desire to amend the Agreement to reflect the name change of BISYS to Citi; and

WHEREAS, Citi and the Company desire to amend the Agreement to reflect the name change of BISYS Fund Services, Inc. (“BFI”), an affiliate of BISYS, to Citi Fund Services, Inc. (“CFI”).

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereby agree as follows:

1.                                       Change from BISYS to Citi. The name of BISYS is now Citi and said change shall apply to capitalized terms used in the Agreement.

2.                                       Change from BFI to CFI.  The name BFI is now CFI and said change shall apply to capitalized terms used in the Agreement.

3.                                       No Other Changes.  All of the terms and conditions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be executed in their names and on their behalf, by and through their duly authorized officers or representatives, as of the date set forth above.

THE NEEDHAM FUNDS, INC.

By:	/s/ Glen W. Albanese
Name:	Glen W. Albanese
Title:	Treasurer and Secretary

CITI FUND SERVICES OHIO, INC.

By:	/s/ Fred Naddaff
Name:	Fred Naddaff
Title:	President